EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Percent Owned	Jurisdiction of Incorporation/ Origination
Capitol City Bank and Trust	100%	Georgia

Capitol City Home Loans, Inc.	100%	Georgia